Exhibit 10.01

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIRD AMENDMENT TO MULTI-CURRENCY PROCESSING AGREEMENT

THIS THIRD AMENDMENT (“Amendment”) is entered into this 10th day of November, 2013, pursuant to that certain MULTI-CURRENCY PROCESSING AGREEMENT entered into as of the 21st day of January, 2010 (“Multi-Currency Agreement”), as amended by that certain amendment dated the 31st of May, 2011, (the “Amendment”), and further amended by that certain amendment dated the 8th day of August, 2012, (the “Second Amendment”) (collectively the “Agreement”), among PLANET PAYMENT (HONG KONG) LTD 星滙易(香港)有限公司, a Hong Kong company with its principal place of business at 21/F Asia Orient Tower, Town Place, 33 Lockhart Road, Wan Chai, Hong Kong, SAR (“Planet Payment”); and PLANET PAYMENT, INC, a Delaware corporation, with its principal place of business at 670 Long Beach Boulevard, Long Beach, NY 11561 (“PPI”) and NETWORK INTERNATIONAL, LLC, a United Arab Emirates company with its principal place of business at Al Barsha, P.O. Box 4487, Dubai United Arab Emirates (“Acquirer”) and is subject to the terms and conditions of the Multi-Currency Agreement.

For and in consideration of the terms and provisions specified in this Amendment, the parties hereto agree to amend the Multi-Currency Agreement, the Amendment and the Second Amendment, as follows:

1.                                      DEFINITIONS.

Words and expressions defined below shall bear the following meanings in this Amendment.  Capitalized terms defined in the Agreement shall bear the same meaning in this Amendment, unless the context otherwise requires.

(a)                           “Amended Program Specification” shall mean the Program Specification as amended pursuant to Section 4(a) of this Amendment.

(b)                           “Implementation Date” shall in this Amendment mean the date on which a Foreign Transaction is first authorized and cleared under the Acquirer Program for any Merchant in accordance with the Amended Program Specification, other than purely for the purposes of system testing.

(c)                                  “Settlement Currency” shall mean each currency in which each Card Association respectively may pay settlement proceeds of Card Transactions to Acquirer in accordance with the Rules.

2.                                      [*] ACQUIRER REVENUE.

(a)                           In addition to amounts otherwise due to the Acquirer pursuant to the Agreement, Acquirer shall be entitled to receive [*] equal to [*] basis points [*] of each Foreign Transaction (“[*] Fee”). Such [*] Fee shall be calculated after all amounts due to Planet Payment pursuant to the Agreement other than the [*] on Foreign Transactions due to Planet Payment pursuant to Section 12(b)(2) of the Multi-Currency Agreement. For the avoidance of doubt, the [*] on Foreign Transactions due to Planet Payment pursuant to Section 12(b)(2) of the Multi-Currency Agreement shall be calculated after payment to Acquirer of the [*] Fee due to Acquirer pursuant to this Section 2(a).

(b)                           Acquirer is currently party to a contractual relationship pursuant to which Acquirer has agreed to acquire Transactions originating from [*] exclusively from a particular third party VAR (“Third Party Exclusivity”). Acquirer agrees that, at such time as such Third Party Exclusivity shall expire in August of 2013, Planet Payment shall no longer be restricted from providing [*] or any other Planet Payment products or services to Acquirer merchants or working with any VAR, processor or other third party in relation to Acquirer merchants. Acquirer agrees that, during the Term of this Agreement, and any renewal or extension thereof, Acquirer shall not renew or enter into any exclusive third party relationships which would restrict in any way Planet Payment’s ability to provide any Planet Payment DCC products or services to Acquirer merchants or to work with any VAR, processor or other third party in relation to Acquirer merchants in connection with DCC products or services. Upon expiration of the Third Party Exclusivity, Acquirer shall provide Planet Payment written notice that the Third Party Exclusivity has terminated and the Planet Payment is no longer restricted from providing any Planet Payment products or services to any Acquirer merchants or from working with any VAR, processor or other third party in relation to Acquirer merchants, with the exception of

(i)                                     [*] and its subsidiaries as the case may be from time to time (to include all current and future [*] installations and all payment channels including e-Commerce);

(ii)                                  [*]  and its subsidiaries as the case may be from time to time (to include all current and future [*] and all payment channels including e-Commerce); and

(iii)                               [*] and its subsidiaries as the case may be from time to time (to include all current and future properties under the [*] brand including all payment channels including e-Commerce).

(c)                            Commencing upon the first day of the calendar month immediately following the calendar month in which such notice is received by Planet Payment, the  [*] Fee which Acquirer shall be entitled to receive on Foreign Transactions pursuant to Section 2(a) of this Amendment shall be increased from [*] basis points [*] to [*] basis points [*].

3.                                      TERM OF AGREEMENT; TERMINATION

The Term of the Multi-Currency Agreement shall be extended to seven (7) years, effective as of the Effective Date of the Multi-Currency Agreement and expiring on January 20, 2017.  Thereafter, the Multi-Currency Agreement will automatically renew for successive two (2) year periods unless terminated by either party by written notice to the other party not fewer than one hundred eighty (180) days prior to the expiration of the term then in effect.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.                                      AMENDED PROGRAM SPECIFICATION

(a)                           The parties use commercially reasonable endeavors to agree an Amended Program Specification in order to put into effect the following transaction flow for Foreign Transactions:

(1)         Acquirer shall utilize [*], as the Acquirer may select and agree with Planet Payment. Planet Payment shall process each DCC Transaction such that each such Foreign Transaction is settled to Acquirer by the relevant Card Association either [*].

(2)                                 Each reference in the Multi-Currency Agreement to a [*] shall be interpreted to mean [*], where the context so requires.  [*].

(3)                                 Authorization of Foreign Transactions shall be conducted by Planet Payment  in the same manner as under the Program Specification in effect as of the date hereof.   However, if requested by Network International to use [*], the parties shall work together to produce the detailed business requirements and specifications, project implementation and testing plan and development time schedules necessary to effect a [*].  Planet Payment shall upon Network International making such request, [*] and such change shall take effect only after the parties enter into an addendum to the Multi-Currency Agreement to effect the [*] under the Multi-Currency Agreement.

(4)                                 In the event that Acquirer, [*] then [*] will be calculated in accordance with the Multi-Currency Agreement [*].   For the avoidance of doubt [*] for Foreign Transactions which are [*] shall be calculated in accordance with the existing provisions of the Multi-Currency Agreement.

(b)                           The parties shall also endeavor to agree a joint implementation plan (the “Amended Project Plan”), which identifies the detailed tasks and timetable necessary for the implementation of the Amended Program Specification.  The parties agree that except as expressly set forth herein, each party shall bear its own internal and external costs incurred in connection with performing the various tasks required to be performed for the purposes of the implementation of the Amended Program Specification in accordance with the Amended Project Plan.  The parties shall make such modifications to their respective platforms as are necessary to permit the implementation of the Amended Program Specification.

(c)                            Following implementation of the Amended Program Specification the parties shall undertake UAT substantially in accordance with the relevant provisions of the Multi-Currency Agreement.   The Amended Program Specification shall only apply to Foreign Transactions processed after the successful completion of UAT pursuant to this section and the Implementation Date mutually agreed to by the parties.

(d)                           Notwithstanding anything to the contrary otherwise contained in the Agreement or this Amendment, with effect from the Implementation Date Planet Payment shall [*].  With effect from the Implementation Date, Acquirer shall [*] in accordance with the Amended Program Specification and for all [*] which may result from [*].

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.                                      ADDITIONAL RESOURCES

The Parties shall jointly provide resources to offer, market, sell and implement the Planet Payment Services to Acquirer and Acquirer Merchants, as the parties may from time to time agree.

6.                                      LEGAL EFFECT

Except as expressly amended herein, the provisions of the Multi-Currency Agreement, the Amendment and the Second Amendment shall continue in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized officer as of the day, month and year first written.

NETWORK INTERNATIONAL, LLC

By:	/s/ Bhairev Trivedi
Title:	Chief Executive Officer

PLANET PAYMENT (HONG KONG) LTD

By:	/s/ Graham Arad
Title:	Director

PLANET PAYMENT, INC.

By:	/s/ Graham Arad
Title:	SVP, General Counsel